Exhibit 99.1
American Oriental Bioengineering Reports
Fourth Quarter and Full Year 2010 Financial Results

New York, March 14, 2011 – American Oriental Bioengineering, Inc. (NYSE: AOB), (the “Company” or “AOBO”), a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter (“OTC”) products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter 2010 Financial Performance

In the fourth quarter of 2010, revenue decreased to $83.4 million from $100.0 million in the same period of 2009, primarily caused by decreased sales from pharmaceutical products, partially offset by increased sales from distribution business.

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The Company generated $79.4 million from its manufacturing business, in the fourth quarter of 2010, compared with $96.4 million in the prior year period.  Revenue from pharmaceutical products decreased 19.7% to $68.3 million from $85.0 million in the prior year period. Nutraceutical products generated revenue of approximately $11.1 million in the fourth quarter of 2010, down 2.8% from $11.4 million in the prior year period.  The revenue performance reflects the Company’s strategic shift of revenue mix toward higher-margin products to minimize the impact from the increased cost of certain raw materials and the continuing government price cut on certain products.

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The Company generated $3.9 million from its distribution business, Nuo Hua, in the fourth quarter of 2010, an increase of 10.2% from $3.6 million in the prior year period, primarily due to Nuo Hua’s expanding market coverage.

Gross profit in the fourth quarter of 2010 was $42.4 million compared to $52.6 million in the fourth quarter of 2009. Gross margin was 50.9%, compared to 52.6% in the prior year period.  The Company continued its efforts to manage the margin pressure, which was mainly caused as a result of the combined impact of the increased cost of certain raw materials, the government’s pricing control on EDL drugs, and increased labor costs.

Operating income in the fourth quarter of 2010 decreased to $5.9 million compared with $14.9 million in the prior year period.  Selling, general and administrative expenses were $18.1 million, or 21.7% of total revenue, compared to $21.2 million, or 21.2% of total revenue in the prior year period.  This is primarily driven by management’s continuing efforts at cost control. Advertising expense increased to $12.0 million in the fourth quarter of 2010, compared to $9.5 million in the prior year period, driven by increased efforts to increase brand awareness and market recognition.  Research and development expenses were $4.6 million, or 5.5% of total revenue, compared with $5.4 million, or 5.4% of total revenue, in the prior year period.  The company emphasizes the importance of science and technology and continues investment in R&D spending related to create new products, and improve existing product portfolio.

Net income attributable to controlling interest for the fourth quarter of 2010 was $2.8 million, or $0.04 per diluted share, compared to $11.7 million, or $0.14 per diluted share, in the prior year period.

2010 Financial Performance

Revenue for the fiscal year 2010 increased 3.3% to $305.9 million from $296.2 million in 2009, primarily resulted from continuing customer demand and increased sales coverage.  Prescription pharmaceutical products generated revenue of $129.2 million, up 11.6% from $115.8 million in the year 2009, and OTC pharmaceutical products generated revenue of $120.9 million, down 5.8% from $128.4 million in 2009.  Revenue from nutraceutical products increased 4.8% to $41.0 million from $39.1 million in the year before.  Revenue from Nuo Hua’s distribution business was $14.8 million compared to $12.9 million in 2009, primarily resulted from expanded sales coverage and distribution network especially in the rural areas.  During the same time period, gross profit decreased by 5.4% to $157.8 million from $166.8 million in the year 2009.

Operating income in the year 2010 was $30.4 million compared to $58.8 million in the year 2009.  Net income attributable to controlling interest for the year 2010 was $16.3 million, or $0.22 per diluted share, compared to $41.4 million, or $0.53 per diluted share, in the prior year period.

Balance Sheet

As of December 31, 2010, the Company had $94.6 million in cash and cash equivalents, and generated approximately $8.0 million of operating cash flow during the year of 2010. Working capital was $162.2 million in 2010, reflecting an increase of 23.9% compared to $130.9 million in 2009.

Mr. Tony Liu, Chairman and Chief Executive Officer of American Oriental Bioengineering, commented, “We are pleased with our fiscal year 2010 financial results in which we demonstrated steady growth despite the increasingly challenging economic environment worldwide and China’s rapidly changing regulatory environment.  Our growth in 2010 was consistent with our expectations and reflects our continued efforts on profitability focus and cost control.  We dynamically adjust our product mix to minimize the negative impact from the increased cost of certain raw materials, as well as the government’s price cut on certain drugs.  In addition, our long-term investments in science and technology have achieved initial results, which were demonstrated by the strong sales from the new products supported by our R&D efforts.  Overall, we remain enthusiastic about the tremendous opportunities in China’s healthcare sector, and we are looking forward to more progress in the fiscal year ahead.”

Conference Call

The Company will hold a conference call at 8:00 am ET on Tuesday, March 15, 2011, to discuss its results.  Listeners may access the call by dialing 1-800-901-5231 or 1-617-786-2961 for international callers, access code: 57286885.  A webcast will also be available through AOB's website at www.bioaobo.com.  A replay of the call will be available through March 22, 2011.  Listeners may access the replay by dialing 1-888-286-8010 or 1-617-801-6888 for international callers, access code: 91403928.

About American Oriental Bioengineering, Inc.

American Oriental Bioengineering, Inc. is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products.

Safe Harbor Statement

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements.  The economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2010, may cause actual results or events to differ materially from those described in the forward looking statements in this press release.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Contact:
ICR, LLC
Christine Duan or Ashley Ammon
203-682-8200

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	THREE MONTHS ENDED DECEMBER 31		TWELVE MONTHS ENDED DECEMBER 31

	2010	2009	2010	2009

Revenues	$83,365,061	$100,032,887	$305,944,085	$296,150,780
Cost of sales	40,966,778	47,425,009	148,186,531	129,367,775
GROSS PROFIT	42,398,283	52,607,878	157,757,554	166,783,005

Selling, general and administrative expenses	18,112,902	21,163,863	66,439,702	62,164,936
Advertising costs	11,971,242	9,536,612	38,920,905	31,896,992
Research and development costs	4,610,737	5,417,834	15,365,131	7,922,357
Depreciation and amortization expenses	1,760,232	1,591,061	6,662,237	6,038,625

Total operating expenses	36,455,113	37,709,370	127,387,975	108,022,910

INCOME FROM OPERATIONS	5,943,170	14,898,508	30,369,579	58,760,095

Equity in earnings (losses) from unconsolidated entities	196,134	2,374,211	384,991	2,075,139
Interest expense, net	(1,506,962)	(1,440,239)	(5,900,055)	(5,746,382)
Other expenses, net	(119,396)	(405,558)	(204,736)	(569,661)

INCOME BEFORE INCOME TAXES	4,512,946	15,426,922	24,649,779	54,519,191
Income tax	1,758,188	3,753,893	8,336,366	13,216,986

NET INCOME	2,754,758	11,673,029	16,313,413	41,302,205

Net loss (income) attributable to non-controlling interest	8,382	79	27,937	118,945

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	2,763,140	11,673,108	16,341,350	41,421,150

OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	6,350,139	706,638	16,076,027	1,362,038
OTHER COMPREHENSIVE INCOME	6,350,139	706,638	16,076,027	1,362,038

COMPREHENSIVE INCOME	$9,113,279	$12,379,746	$32,417,377	$42,783,188

EARNINGS PER COMMON SHARE
Basic	$0.04	$0.16	$0.22	$0.56
Diluted	$0.04	$0.14	$0.22	$0.53

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	74,956,648	74,673,067	74,810,016	74,612,602
Diluted	75,983,964	89,494,201	75,724,826	89,286,621

AMERICAN ORIENTAL BIOENGINEERING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,
	2010	2009

CURRENT ASSETS
Cash and cash equivalents	$94,568,520	$91,126,486
Restricted Cash	537,297	3,298,379
Accounts and notes receivable, net	80,598,919	57,504,454
Inventories, net	12,665,586	10,015,711
Advances to suppliers and prepaid expenses	14,246,144	13,901,180
Deferred tax assets	649,503	824,451
Other current assets	2,986,005	1,246,647
Total Current Assets	206,251,974	177,917,308

LONG-TERM ASSETS
Property, plant and equipment, net	109,547,616	95,468,265
Land use rights, net	155,433,311	153,604,196
Other long term assets	8,167,880	7,909,086
Construction in progress	22,516,044	28,975,386
Other intangible assets, net	14,889,127	18,695,554
Goodwill	33,164,121	33,164,121
Investments in and advances to equity investments	59,068,491	57,325,887
Deferred tax assets	147,024	134,268
Unamortized financing costs	2,359,404	3,287,694
Total Long-Term Assets	405,293,018	398,564,457

TOTAL ASSETS	$611,544,992	$576,481,765

LIABILITIES AND SHAREHOLDERS’ EQUITY

	DECEMBER 31,	DECEMBER 31,
	2010	2009

Accounts payable	$10,716,686	$7,497,143
Notes payable	537,297	3,392,575
Other payables and accrued expenses	18,039,557	22,320,757
Taxes payable	1,237,169	947,338
Short-term bank loans	6,957,258	10,384,368
Current portion of long-term bank loans	61,405	60,108
Other liabilities	6,284,107	2,199,280
Deferred tax liabilities	243,304	172,473
Total Current Liabilities	44,076,783	46,974,042

LONG-TERM LIABILITIES
Long-term bank loans, net of current portion	679,866	743,957
Deferred tax liabilities	15,837,479	15,961,465
Unrecognized tax benefits	5,050,157	2,746,561
Convertible Notes	115,000,000	115,000,000
Total Long-Term Liabilities	136,567,502	134,451,983
TOTAL LIABILITIES	180,644,285	181,426,025

EQUITY
SHAREHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 2,000,000 shares authorized;
1,000,000 shares issued and outstanding at at December 31, 2010 and December 31, 2009, respectively	1,000	1,000
Common stock, $0.001 par value; 150,000,000 shares authorized;
78,598,604 and 78,321,439 shares issued and outstanding at December 31, 2010 and December 31, 2009,respectively.	78,598	78,321
Common stock to be issued	350,500	388,000
Prepaid forward repurchase contract	(29,998,616)	(29,998,616)
Additional paid-in capital	203,322,671	199,829,921
Retained earnings (the restricted portion of retained earnings is
$26,471,124 and $23,757,901 at December 31, 2010 and December 31, 2009,respectively)	207,515,104	191,173,754
Accumulated other comprehensive income	49,126,251	33,050,224
Total Shareholders’ Equity	430,395,508	394,522,604
Non-controlling Interest	505,199	533,136
TOTAL EQUITY	430,900,707	395,055,740
TOTAL LIABILITIES AND EQUITY	$611,544,992	$576,481,765